Exhibit 99.1

For Immediate Release:	Contact:	Patrick Dennis Chief Financial Officer (203) 629-9595 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports First Quarter Results

•	Assets Under Management (AUM) of $1.13 billion at March 31, 2016, an increase of 10% compared to AUM of $1.03 billion at March 31, 2015
•	Book value per share of $30.15 (GAAP Book Value)
•	Adjusted Economic bok value[a] per share of $40.01 (non-GAAP)
•	Diluted EPS declines to $0.06 per share for the quarter versus $0.09 per share for the comparable quarter in 2015
•	Repurchased 88,278 shares during the quarter at an average price of $27.40 per share

Rye, New York, May 4, 2016 – Associated Capital Group, Inc. (“AC” or the “Company”) reported financial results for the quarter ended March 31, 2016, its first full quarter as a stand-alone public company since its Spin-off from GAMCO Investors, Inc. (“GAMCO”) on November 30, 2015.

First Quarter Overview

The Company’s first quarter operating revenues were $4.5 million against $4.6 million for the first quarter of 2015. Investment and other non-operating income for the quarter was $6.7 million versus $7.4 million for the same period in 2015. Net income was $1.6 million, or $0.06 per diluted share, compared to net income of $2.4 million, or $0.09 per diluted share in the first quarter of 2015.

a See definition of Adjusted Economic book value included in the discussion of non-GAAP financial measures on page 5 of this earnings release.

Financial Highlights	Q1		Q1
($'s in 000's except AUM and per share data)	2016		2015

AUM - end of period (in millions)	$1,128		$1,033

Revenues	4,517		4,567

Operating loss, before management fee (a)	(4,241)		(3,493)

Operating loss	(4,515)		(3,880)

Investment and other non-operating income, net	6,723		7,357

Income before income taxes	2,208		3,477

Net income	1,593		2,385

Net income per share	$0.06		$0.09

Shares outstanding at March 31	25,351	(b)	25,810
(a) See GAAP to non-GAAP reconciliation on page 5.
(b) Shares outstanding consist of 24,798 non-RSA shares and 553 RSA shares.

Financial Condition

At March 31, 2016, the Company’s book value on a GAAP basis was $764 million, or $30.15 per share, including cash and investments of $772 million. This includes $303 million of cash and short term US treasuries; $240 million of marketable securities, including 4.4 million shares of GAMCO stock; and $229 million invested in affiliated and third party funds and partnerships. Our financial resources underpin our flexibility to pursue strategic objectives that may include acquisitions, lift-outs, seeding new investment strategies, and co-investing, as well as shareholder compensation in the form of share repurchase and dividends.

The Company also provides an analysis of Adjusted Economic book value (“AEBV”), and AEBV per share, a non-GAAP financial measure that management believes is useful for analyzing AC’s financial condition.  The $250 million note issued by GAMCO in favor of AC (the “GAMCO Note”) as part of the spin-off transaction is not treated as an asset for GAAP purposes, but as a reduction in equity. AEBV is a non-GAAP measure that reflects the GAMCO Note as if it was an asset as opposed to a reduction in equity. At March 31, 2016, AEBV for the Company was $1.014 billion and the AEBV per share was $40.01 per share. As the GAMCO Note is paid down, equity will increase and once the GAMCO Note is completely paid, GAAP book value and AEBV will be the same.

First Quarter Results of Operations

Assets Under Management (AUM)

	March 31,	December 31,	March 31,
	2016	2015	2015

Event Merger Arbitrage	$924	$869	$824
Event-Driven Value	143	145	134
Other	61	66	75
Total AUM	$1,128	$1,080	$1,033

AUM at March 31, 2016 was $1.13 billion, an increase of $95 million from $1.03 billion at March 31, 2015 due to $65 million of net inflows and $30 million of net appreciation.

Revenues and results of operations

Total operating revenues for the three months ended March 31, 2016 were $4.5 million as compared to $4.6 million in the comparable prior year period.

-
Investment advisory fees increased to $2.1 million in the first quarter of 2016, up from $2.0 million in the comparable 2015 quarter.  This increase is directly attributed to the increase in AUM to $1.13 billion in the first quarter of 2016 from $1.03 billion in the first quarter of 2015.

-	Our institutional research services revenue was $2.1 million in the first quarter 2016, in line with the year ago quarter.

Our operating loss increased to $4.5 million in the first quarter of 2016 versus a loss of $3.9 million in the comparable quarter of 2015. Operating loss before management fee increased to $4.2 million in the first quarter of 2016 versus $3.5 million in the prior year period.  The change was primarily due to an increase in compensation expenses of $0.4 million due to increased salary and bonus expense.

Incentive fees are not recognized until the measurement period ends and the fee is crystalized (typically annually).  If the measurement period had ended on March 31, we would have recognized $3.0 million and $2.3 million for the quarters ended March 31, 2016 and 2015, respectively.

As the measurement period for our funds typically end on December 31, in years when our funds have positive performance, fourth quarter revenues, and therefore fourth quarter net income, will exceed the revenue and net income levels recognized in each of the first three quarters of the year.

Investments and other non-operating income

During the first quarter 2016, investment and other non-operating income was $6.7 million versus $7.4 million in the first quarter of 2015.  Investment gains were $3.7 million in the 2016 quarter down from $6.9 million in the comparable 2015 quarter due to lower mark-to-market gains in the portfolio.  Net dividend and interest income was $3.0 million in the 2016 quarter higher than the $0.4 million in the 2015 quarter due primarily to interest accrued on the GAMCO Note.

Business and Investment Highlights

Event Driven Asset Management

Gabelli Associates Fund LP, which invests in merger arbitrage situations, had gross and net returns of 3.31% and 2.44%, respectively, for the quarter ended March 31, 2016. The fund had positive performance in each month of the quarter despite volatile markets, underscoring the non-market correlated attributes of this portfolio.

Institutional Research

Our institutional research services business sponsored three investment symposiums this quarter in New York City.  On February 25, 2016, we hosted our 26th Annual Pump, Valve & Water Systems Symposium.  During March, we hosted our Second Waste & Environmental Services Symposium and 7th Annual Specialty Chemicals Conference.  A key theme highlighted at this quarter’s conferences was the contrast between short-term volatility and long-term opportunity.

Shareholder Compensation

During the quarter ended March 31, 2016, we repurchased 88,278 shares at an average price of $27.40 per share, for a total cost of $2.4 million.  In addition, the Board of Directors declared an initial $0.10 dividend per share payable on June 28, 2016 to its shareholders of record on June 14, 2016.

Subsequent to quarter end, we negotiated to exchange AC shares for GSI shares from certain minority investors in Gabelli Securities, Inc. (“GSI”). We have increased our interest in GSI by 1.9% in return for 50,964 shares of AC. We plan to continue to exchange AC shares for shares of GSI in privately negotiated transactions with the remaining six minority shareholders who own 4.2% of GSI.

About Associated Capital Group, Inc.

The Company was spun-off from GAMCO on November 30, 2015. The Company manages proprietary capital and operates businesses via GSI, its majority owned subsidiary. As of the end of the quarter, AC owned a 93.9% interest in GSI (and now owns 95.8%).

GSI and its wholly owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios. The business earns fees from its advisory assets, and income (loss) from proprietary trading and investment portfolio activities. The advisory fees include management and incentive fees. Management fees are largely based on a percentage of the portfolios assets under management. Incentive fees are based on the percentage of profits derived from the investment performance delivered to clients' invested assets. GSI is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research, a wholly owned subsidiary of GSI. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended. Through G.research, it provides institutional research services and acts as an underwriter.

NOTES ON NON-GAAP FINANCIAL MEASURES

A.
Management believes the analysis of Adjusted Economic book value ("AEBV") and AEBV per share, both non-GAAP financial measures, are useful in analyzing the Company's financial condition during the period in which it builds its core operating business. For GAAP purposes, the amount of the GAMCO Note, which was issued to the Company as part of the spin-off transaction, is treated as a reduction in equity for the period all or a portion of it is outstanding. The GAMCO Note is expected to be paid down ratably over five years or sooner at GAMCO’s option. As the GAMCO Note pays down, the Company's total equity will increase, and once the GAMCO Note is fully paid off by GAMCO, the Company's total equity and AEBV will be the same. AEBV and AEBV per share represent book value and book value per share, respectively, without reducing equity for the period all or any portion of the GAMCO Note is outstanding.  The calculations of AEBV and AEBV per share at March 31, 2016 are shown below:

Associated Capital Group, Inc.
Reconciliation of Total Equity to Adjusted Economic Book Value

	Total	Per Share
Total equity as reported	$764,267	$30.15
Add: GAMCO Note	250,000	9.86
Adjusted Economic book value	$1,014,267	$40.01

B.
Operating loss before management fee expense is used by management to evaluate its business operations.  We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax loss before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The reconciliation of operating income before management fee expense to operating income is provided below.

Associated Capital Group, Inc.
Reconciliation of non-GAAP financial measures to GAAP

	Q1	Q1
	2016	2015
Operating loss before management fee	$(4,241)	$(3,493)
Deduct: management fee expense	274	387
Operating loss	$(4,515)	$(3,880)

Table I
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	March 31,	December 31,	March 31,
	2016	2015	2015

ASSETS

Cash and cash equivalents	$203,239	$205,750	$320,373
Investments	413,882	420,991	348,605
Investment in GAMCO stock	162,807	136,360	-
Receivable from brokers	23,278	56,510	19,526
Other receivables	5,683	13,229	2,469
Other assets	3,811	3,908	5,068

Total assets	$812,700	$836,748	$696,041

LIABILITIES AND EQUITY

Payable to brokers	$12,251	$50,648	$10,127
Income taxes payable and deferred tax liabilities	13,357	5,669	17,366
Compensation payable	4,893	10,926	4,570
Securities sold short, not yet purchased	8,014	9,623	8,569
Accrued expenses and other liabilities	6,166	2,595	25,679
Sub-total	44,681	79,461	66,311

Redeemable noncontrolling interests	3,752	5,738	5,519

Equity	1,001,334	1,003,406	614,895
4% PIK Note due from GAMCO	(250,000)	(250,000)	-
Accumulated comprehensive income (loss)	12,933	(1,857)	9,316
Total equity	764,267	751,549	624,211

Total liabilities and equity	$812,700	$836,748	$696,041

Table II

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Quarter Ended March 31,

	2016		2015

Investment advisory and incentive fees	$2,068		$1,986
Institutional research services	2,055		2,066
Other revenues	394		515
Total revenues	4,517		4,567

Compensation costs	6,312		5,879
Stock based compensation	644		638
Other operating expenses	1,802		1,543
Total expenses	8,758		8,060

Operating loss before management fee	(4,241)		(3,493)

Investment gain	3,709		6,946
Interest and dividend income from GAMCO	2,588		-
Interest and dividend income, net	426		411
Investment and other non-operating income, net	6,723		7,357

Gain before management fee and income taxes	2,482		3,864
Management fee	274		387
Income before income taxes	2,208		3,477
Income tax	661		1,101
Net income	1,547		2,376
Net loss attributable to noncontrolling interests	(46)		(9)
Net income attributable to Associated Capital Group, Inc.	$1,593		$2,385

Net income per share attributable to Associated Capital Group, Inc.:
Basic	$0.06		$0.09

Diluted	$0.06		$0.09

Weighted average shares outstanding:
Basic	24,863		25,132

Diluted	25,177		25,414

Actual shares outstanding	25,351	(a)	25,810	(a)

Notes:
(a) Includes 553,100 and 707,050 of RSAs at March 31, 2016 and 2015, respectively.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings.  Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.